EXHIBIT 2 TO THE REGISTRATION STATEMENT ON FORM F-6:

Excerpts of the Corporations Act of 2001, as of February 27, 2009

Commonwealth Acts / Acts beginning with 'C' / Corporations Act 2001 - No 50 of 2001  -Updated on 27 February 2009 / Chapter 7—Financial services and markets / Part 7.3 —Licensing of clearing and settlement facilities / Division 2—Regulation of CS facility licensees /  Subdivision B—The facility's operating rules and procedures

Subdivision B—The facility's operating rules and procedures

822A

Content of the operating rules and procedures

(1)

The operating rules of a licensed CS facility must deal with the matters prescribed by regulations made for the purposes of this subsection.

(2)

The regulations may also prescribe matters in respect of which a licensed CS facility must have written procedures.

(3)

However, subsections (1) and (2) do not apply if the licensee is also authorised to operate the facility in the foreign country in which its principal place of business is located and the licence was granted under subsection 824B(2) (overseas clearing and settlement facilities).

(4)

In a subsection (3) case, ASIC may determine, by giving written notice to the licensee, matters in respect of which the licensed CS facility must have written procedures.

822B

Legal effect of operating rules

The operating rules of a licensed CS facility have effect as a contract under seal:

(a)

between the licensee and each issuer of financial products in respect of which the facility provides its services; and

(b)

between the licensee and each participant in the facility; and

(c)

between each issuer of financial products in respect of which the facility provides its services and each participant in the facility; and

(d)

between a participant in the facility and each other participant in the facility;

under which each of those persons agrees to observe the operating rules to the extent that they apply to the person and to engage in conduct that the person is required by the operating rules to engage in.

822C

Enforcement of operating rules

If a person who is under an obligation to comply with or enforce any of a licensed CS facility's operating rules fails to meet that obligation, an application to the Court may be made by:

(e)

ASIC; or

(f)

the licensee; or

(g)

the operator of a financial market with which the facility has arrangements to provide services for transactions effected through the market; or

(h)

a person aggrieved by the failure.

(5)

After giving an opportunity to be heard to the applicant and the person against whom the order is sought, the Court may make an order giving directions to:

(a)

the person against whom the order is sought; or

(b)

if that person is a body corporate—the directors of the body corporate;

about compliance with, or enforcement of, the operating rules.

822D

Changing the operating rules

Licensed CS facilities other than subsection 824B(2) facilities

As soon as practicable after a change is made to the operating rules of a licensed CS facility, other than a facility licensed under subsection 824B(2) (overseas clearing and settlement facilities), the licensee must lodge with ASIC written notice of the change. The notice must:

(c)

set out the text of the change; and

(d)

specify the date on which the change was made; and

(e)

contain an explanation of the purpose of the change.

(6)

If no notice is lodged with ASIC, as required by subsection (1), within 21 days after the change is made, the change ceases to have effect at the end of that period.

Subsection 824B(2) facilities

(7)

As soon as practicable after a change is made to the operating rules of a clearing and settlement facility the operation of which is licensed under subsection 824B(2) (overseas clearing and settlement facilities), the licensee must lodge with ASIC written notice of the change. The notice must:

(a)

set out the text of the change; and

(b)

specify the date on which the change was made; and

(c)

contain an explanation of the purpose of the change.

Note:

Failure to comply with this subsection is an offence (see subsection 1311(1)).

822E

Disallowance of changes to operating rules

This section does not apply in respect of an Australian CS facility licence granted under subsection 824B(2) (overseas clearing and settlement facilities).

(8)

As soon as practicable after receiving a notice under section 822D from a CS facility licensee, ASIC must send a copy of the notice to the Minister.

(9)

Within 28 days after ASIC receives the notice from the licensee, the Minister may disallow all or a specified part of the change to the operating rules.

(10)

In deciding whether to do so, the Minister must have regard to the consistency of the change with the licensee's obligations under this Part (including in particular the obligations mentioned in paragraphs 821A (aa) and (a)).

Note:

The Minister must also have regard to the matters in section 827A.

(11)

As soon as practicable after all or a part of a change is disallowed, ASIC must give notice of the disallowance to the licensee. The change ceases to have effect, to the extent of the disallowance, when the licensee receives the notice.